Exhibit 99.1

For Immediate Release
For Further Information:
David E. Bowe, President & CEO
Ascendant Solutions, Inc.
(972) 250-0945

Ascendant Solutions Announces the Sale of Park InfusionCare, L.P.

Dallas, Texas (November 9, 2007) – Ascendant Solutions, Inc. (the “Company”) announced today that it has sold its ownership interests in Park InfusionCare, L.P., the Company’s infusion therapy subsidiary (the “Park Business”) to Maverick Healthcare Group, LLC., a Phoenix-based provider of comprehensive home healthcare products and services in the southwestern U.S.

The purchase price of the Park Business was $4.0 million, of which approximately $3.5 million (subject to certain working capital adjustments) was paid in cash at closing to the Company and to repay certain third-party indebtedness of the Park Business and $0.5 million is payable in the future based on the financial performance of the Park Business for 2007. The Company expects to realize a gain on the sale of the Park Business of approximately $1.3 million. During the year ending December 31, 2006, the Park Business generated revenues of $7.3 million and an operating loss of approximately $250,000, which was reported as part of the Company’s healthcare segment results. The Company will use proceeds from the sale of the Park Business for general corporate purposes as well as to fund additional acquisitions.

About Ascendant Solutions: Ascendant Solutions, Inc. is a diversified financial services company that has invested in or acquired, or seeks to invest in or acquire, manufacturing, distribution or service companies. The Company also conducts various real estate activities, including performing real estate advisory services and, through an affiliate, purchasing real estate assets as a principal. Ascendant specializes in solving complex transactions where creative and quick solutions can add value to an enterprise. Further information can be found at www.ascendantsolutions.com.

Ascendant Solutions risk factors: This news release includes certain forward-looking statements. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. All forward-looking statements included in this news release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to the ability for Park InfusionCare to successfully meet the requirements for the $500,000 subject to earn-out conditions as well as other risk factors described in Ascendant Solutions’ periodic filings with the Securities and Exchange Commission.
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          Ascendant Solutions, Inc. • 16250 Dallas Parkway • Suite 111 • Dallas, Texas 75248 • Telephone: (972) 250-0945